Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Merger

On May 26, 2020, Conatus Pharmaceuticals, Inc. (the “Company” or “Conatus”) completed its business combination with the Delaware corporation that was previously known as “Histogen, Inc.” in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of January 28, 2020 (the “Merger Agreement”), by and among the Company, Chinook Merger Sub, Inc. (“Merger Sub”), and Histogen, Inc.(“Histogen”), pursuant to which Merger Sub merged with and into Histogen, with Histogen surviving as a wholly-owned subsidiary of the Company (the “Merger”). Upon completion of the Merger, Conatus changed its name to Histogen Inc., and Histogen, Inc. changed its name to Histogen Therapeutics Inc. On May 26, 2020, in connection with, and prior to the completion of, the Merger, the Company effected a reverse stock split of the Company’s common stock, par value $0.0001 per share (“Common Stock”), at a ratio of one for ten (the “Reverse Stock Split”), and also on May 26, 2020, immediately after completion of the Merger, the Company changed its name to “Histogen Inc.” Following the completion of the Merger, the business conducted by the Company became primarily the business conducted by Histogen, which is a regenerative medicine company focused on developing patented, innovative technologies that replace and regenerate tissues in the body for aesthetic and therapeutic markets.

Under the terms of the Merger Agreement, the Company issued shares of Common Stock to Histogen’s stockholders at an exchange rate of 0.14342 shares of Common Stock, after taking into account the Reverse Stock Split, for each share of Histogen’s Common Stock outstanding immediately prior to the Merger. The exchange rate was determined through arms-length negotiations between the Company and Histogen. The Company also assumed all of the stock options outstanding under the Histogen 2017 Stock Plan and the Histogen 2007 Stock Plan (collectively the “Histogen Stock Plans”) with such stock options henceforth representing the right to purchase a number of shares of Common Stock equal to 0.14342 multiplied by the number of shares of Histogen’s Common Stock previously represented by such options.

Immediately after the Merger, there were 11,813,875 shares of Common Stock outstanding. Immediately after the Merger, the former stockholders, warrant holders and option holders of Histogen owned, or held rights to acquire, approximately 73.373% of the fully-diluted Common Stock, with the Company’s current stockholders, option holders and warrant holders owning, or holding rights to acquire, approximately 26.627% of the Fully-Diluted Common Stock.

Unaudited Pro Forma Combined Financial Statements

The following unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under accounting principles generally accepted in the United States (“U.S. GAAP”). For accounting purposes, Histogen is considered to be acquiring Conatus and the Merger will be accounted for as an asset acquisition. Histogen is considered the accounting acquirer even though Conatus will be the issuer of the common stock in the Merger. To determine the accounting for this transaction under U.S. GAAP, a company must assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business or an asset acquisition. The guidance requires an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. If that screen test is met, the set of assets and activities is not a business. In connection with the Merger, Conatus does not have an organized workforce that significantly contributes to its ability to create output, and substantially all of its fair value is concentrated in cash and in-process research and development (“IPR&D”). As such, the acquisition will be treated as an asset acquisition.

The unaudited pro forma condensed combined balance sheet data assumes that the Merger took place on March 31, 2020 and combines the historical condensed consolidated balance sheets of Conatus and Histogen as of such date. The unaudited pro forma condensed combined statements of operations and comprehensive loss assumes that the Merger took place as of January 1, 2019 and combines the historical results of Conatus and Histogen for the year ended December 31, 2019 and the three months ended March 31, 2020. The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of Article 11 of SEC Regulation S-X. The historical financial statements of Conatus and Histogen have been adjusted to give pro forma effect to events that are (i) directly attributable to the transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations and comprehensive loss, expected to have a continuing impact on the combined company’s results.

Conatus’ assets and liabilities will be measured and recognized as an allocation of the transaction price based on their relative fair values as of the transaction date with any value associated with IPR&D being expensed as it has no alternative future use, and combined with the assets, liabilities and results of operations of Histogen after the consummation of the Merger.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes, including accounting for the transaction as an asset acquisition. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final accounting, expected to be completed after the closing of the Merger, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position. In addition, differences between the preliminary and final amounts will likely occur as a result of the amount of cash used for Conatus’ operations, changes in the fair value of Conatus’ common stock, and other changes in Conatus’ assets and liabilities.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Conatus and Histogen been a combined company during the specified periods. The actual results reported in periods following the Merger may differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this pro forma financial information.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Conatus and Histogen, and their respective management’s discussion and analysis of financial condition and results of operations included in Form S-4/A filed with the Securities and Exchange Commission (“SEC”) by Conatus (now known as “Histogen Inc.”) on March 30, 2020. Conatus’ historical audited financial statements for the year ended December 31, 2019 are derived from Conatus’ Annual Report on Form 10-K for the year ended December 31, 2019, and unaudited financial statements for the three months ended March 31, 2020 are derived from Conatus’ Quarterly Report on Form 10-Q.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications which are completed during the measurement period as defined in current accounting standards. The accounting policies of Conatus may materially vary from those of Histogen. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. Management is in the process of conducting a final review of Conatus’ accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Conatus’ results of operations or reclassification of assets or liabilities to conform to Histogen’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2020

(in thousands)

	Conatus Pharmaceuticals, Inc.	Histogen Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$18,049	$507	$—		$18,556
Restricted cash	—	10	—		10
Marketable securities	—	—	—		—
Accounts receivable, net	—	122	—		122
Inventories	—	222	—		222
Prepaid and other current assets	591	80	—		671

Total current assets	18,640	941	—		19,581
Restricted cash	—	250	—		250
Property and equipment, net	—	292	—		292
Right-of-use asset	—	4,458	—		4,458
Asset acquisition related costs	—	883	(883)	B	—
Other assets	147	68	—		215

Total assets	$18,787	$6,892	$(883)		$24,796

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable and accrued expenses	$665	$2,408	$4,758	C, D	$7,831
Accrued compensation	251	—	—		251
Current portion of lease liabilities	229	—	—		229
Current portion of deferred revenue	—	157	—		157

Total current liabilities	1,145	2,565	4,758		8,468
Noncurrent portion of lease liabilities	—	4,526	—		4,526
Noncurrent portion of deferred revenue	—	133	—		133
Other liabilities	—	319	—		319

Total liabilities	1,145	7,543	4,758		13,446

Convertible preferred stock	—	39,070	(39,070)	F	—
Stockholders’ Equity (Deficit)
Common stock	3	23	(14)	A, B, F	12
Additional paid-in capital	219,134	6,942	(160,911)	K	65,165
Accumulated deficit	(201,495)	(45,777)	194,354	J	(52,918)

Total stockholders’ equity (deficit)	17,642	(38,812)	33,429		12,259
Noncontrolling interest	—	(909)	—		(909)

Total equity (deficit)	17,642	(39,721)	33,429		(11,350)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$18,787	$6,892	$(883)		$24,796

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss

For the Three Months Ended March 31, 2020

(in thousands, except per share amounts)

	Conatus Pharmaceuticals, Inc.	Histogen Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenues:
License	$—	$867	$—		$867
Professional services	—	111	—		111

Total revenues	—	978	—		978
Operating expenses:
Cost of product revenue	—	161	—		161
Cost of professional services revenue	—	97	—		97
Research and development	66	1,391	—		1,457
General and administrative	3,533	1,183	(1,796)	E, G	2,920

Total operating expenses	3,599	2,832	(1,796)		4,635

Loss from operations	(3,599)	(1,854)	1,796		(3,657)
Other income
Interest income, net	58	—	—		58
Other income	60	—	—		60

Net loss	(3,481)	(1,854)	1,796		(3,539)
Net loss attributable to noncontrolling interest	—	10	—		10

Net loss attributable to common stockholders	$(3,481)	$(1,844)	$1,796		$(3,529)

Net loss per share attributable to common stockholders, basic and diluted	$(1.05)	$(0.79)			$(0.30)

Weighted-average common shares outstanding, basic, and diluted	3,317	2,331	6,164	F, L	11,812

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss

For the Year Ended December 31, 2019

(in thousands, except per share amounts)

	Conatus Pharmaceuticals, Inc.	Histogen Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenues:
Collaboration	$21,717	$—	$—		$21,717
Product	—	3,415	—		3,415
License	—	7,519	—		7,519
Grant	—	150	—		150
Professional services	—	370	—		370

Total revenues	21,717	11,454	—		33,171
Operating expenses:
Cost of product revenue	—	1,893	—		1,893
Cost of professional services revenue	—	322	—		322
Research and development	23,527	6,345	—		29,872
General and administrative	10,196	6,212	(1,749)	E, G, H	14,659

Total operating expenses	33,723	14,772	(1,749)		46,746

Loss from operations	(12,006)	(3,318)	1,749		(13,575)
Other income
Change in fair value of warrant liabilities	—	276	(276)	I	—
Interest income, net	568	42	—		610
Other income	53	—	—		53

Loss before income taxes	(11,385)	(3,000)	1,473		(12,912)
Income tax expense	—	(1)	—		(1)

Net loss	(11,385)	(3,001)	1,473		(12,913)
Net loss attributable to noncontrolling interest	—	35	—		35

Net loss attributable to common stockholders	$(11,385)	$(2,966)	$1,473		$(12,878)

Net loss per share attributable to common stockholders, basic and diluted	$(3.43)	$(1.28)			$(1.09)

Weighted-average common shares outstanding, basic, and diluted	3,317	2,323	6,172	F, L	11,812

Net loss	$(11,385)	$(3,001)	$1,473		$(12,913)
Other comprehensive income
Net unrealized gains on marketable securities	17	—	—		17

Comprehensive loss	$(11,368)	$(3,001)	$1,473		$(12,896)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL

INFORMATION

1. Description of the Transaction

On January 28, 2020, Conatus entered into the Merger Agreement with Histogen. Pursuant to the terms set forth in the Merger Agreement and effective on May 26, 2020: (i) Histogen merged into a subsidiary of Conatus and became the surviving entity, and (ii) Conatus was re-named Histogen Inc. The references to “the Company” in these footnotes refer to the combined merged companies following the Merger.

Immediately prior to the effective time of the Merger: (i) all of the outstanding shares of Histogen’s convertible preferred stock were converted into shares of Histogen’s Common Stock, (ii) all of the outstanding shares of Histogen’s Common Stock were converted into the Company’s Common Stock at an exchange rate of approximately 0.14342 shares of Histogen’s Common Stock, after taking into account a one-for-ten reverse stock split (the “Exchange Ratio”), (iii) all of Histogen’s outstanding warrants were converted into warrants to purchase shares of the Company’s Common Stock, as adjusted for the Exchange Ratio, and (iv) each outstanding vested and unvested option to purchase Histogen’s Common Stock were converted into an option to purchase Common Stock of the Company, as adjusted for the Exchange Ratio.

The Merger will be accounted for as a reverse asset acquisition by Histogen. To determine the accounting for this transaction under U.S. GAAP, a company must assess whether an integrated set of assets and activities will be accounted for as an acquisition of a business or an asset acquisition. The guidance requires an initial screen test to determine if substantially all of the relative fair value of the gross assets acquired is concentrated in a single asset or group of similar non-financial assets. If that screen test is met, the set is not a business. In connection with the acquisition of Conatus, substantially all the fair value is included in IPR&D and, as such, the acquisition is expected to be treated as an asset acquisition. Conatus’ assets and liabilities will be measured and recognized at their relative fair values allocated as of the transaction date with any value associated with IPR&D being expensed immediately as there is no alternative future use, and combined with the assets, liabilities and results of operations of the Company after the consummation of the Merger. The reported consolidated financial condition and results of operations of the Company after completion of the Merger will reflect these fair values.

At the completion of the Merger, holders of Conatus common stock immediately prior to the Merger owned approximately 26.627% of the combined Company and holders of Histogen common stock immediately prior to the Merger owned approximately 73.373% of the combined Company. To the extent outstanding stock options originating from Histogen are exercised in the future, it will result in further dilution to Conatus’ stockholders.

2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with SEC Regulation S-X Article 11 and by using the acquisition method of accounting in accordance with the asset acquisition accounting guidance set forth in Accounting Standards Codification 805, Business Combinations (“ASC 805”). The unaudited pro forma condensed combined statements of operations and comprehensive loss for the year ended December 31, 2019 and the three months ended March 31, 2020, give effect to the Merger as if it had been consummated on January 1, 2019.

The unaudited pro forma condensed combined balance sheet as of March 31, 2020 gives effect to the Merger as if it had been consummated on March 31, 2020. Based on management’s preliminary review of Histogen’s and Conatus’ summary of significant accounting policies and preliminary discussions between management teams of Histogen and Conatus, the nature and amount of any adjustments to the historical financial statements of Conatus to conform its accounting policies to those of Histogen are not expected to be material. Management is in the process of conducting a final review of Conatus’ accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Conatus’ results of operations or reclassification of assets or liabilities to conform to Histogen’s accounting policies and classifications.

3. Estimate of Consideration Transferred and Fair Value Estimate of Assets to be Acquired and Liabilities to be Assumed

The accompanying unaudited pro forma condensed combined financial statements reflect an estimated reverse asset acquisition price of approximately $21.1 million, including estimated transaction costs incurred by Histogen. In accordance with GAAP, the fair value of the equity securities comprising the consideration will be measured on the closing date of the Merger at the then-current market price per share of Conatus Common Stock.

The total estimated purchase price and allocated purchase price is summarized as follows (in thousands, except share data):

Estimated number of shares of the combined company to be owned by Conatus’ stockholders(i)	3,412,722
Multiplied by the fair value per share of Conatus’ common stock(ii)	$5.560

Total	18,975
Estimated transaction costs	2,100

Total estimated purchase price	$21,075

For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of assets and liabilities to be acquired.

Pro forma net assets as of 3/31/2020	$14,102
In-process research and development(iii)	6,973

Total estimated purchase price	$21,075

(i)

The total estimated number of shares outstanding represents: 3,317,049 shares of Conatus Common Stock; 78,644 of Conatus RSUs; 15,682 in-the-money Conatus Options outstanding; and 1,347 of Conatus warrants outstanding, each as adjusted for the Reverse Stock Split.

(ii)	Represents the actual closing price as reported on the Nasdaq Capital Market on May 26, 2020, as adjusted for the Reverse Stock Split.

(iii)

IPR&D represents the research and development assets of Conatus which were in-process, but not yet completed, and which Histogen has the opportunity to advance. Current accounting standards require that the fair value of IPR&D projects acquired in an asset acquisition with no alternative future use be allocated a portion of the consideration transferred and charged to expense at the acquisition date. The acquired assets did not have outputs or employees. The actual purchase price allocated to IPR&D will fluctuate until the closing date of the Merger, and the final valuation of the IPR&D consideration could differ significantly from the current estimate.

4. Adjustments to Unaudited Pro Forma Condensed Combined Financial Statements

Adjustments included in the column under the heading “Pro Forma Adjustments” are primarily based on information contained within the Merger Agreement. Further analysis will be performed after the completion of the Merger to confirm these estimates or make adjustments in the final purchase price allocation, as necessary.

Given Histogen’s history of net losses and valuation allowance, management assumed a statutory tax rate of 0%. Therefore, the pro forma adjustments to the condensed combined statements of operations and comprehensive loss resulted in no additional income tax adjustment to the pro forma financials.

The unaudited pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

A. To eliminate Conatus’ pre-merger common stock, paid-in-capital and accumulated deficit balances.

B.

To reflect the expensing of Conatus’ IPR&D and Histogen’s capitalized acquisition related costs, and the capitalization of the fair value of the estimated number of shares of the combined company to be owned by Conatus’ stockholders. This pro forma adjustment is not reflected in the unaudited pro forma condensed combined statements of operations and comprehensive loss because these amounts are not expected to have a continuing effect on the operating results of the combined company.

C.

To record Conatus’ estimated transaction costs, such as severance and benefits, advisory fees and transactional fees incurred subsequent to March 31, 2020. This pro forma adjustment is not reflected in the unaudited pro forma condensed combined statements of operations and comprehensive loss because these amounts are not expected to have a continuing effect on the operating results of the combined company.

D.

To record Histogen’s estimated transaction costs, such as severance and benefits, advisory fees and transactional fees incurred subsequent to March 31, 2020. This pro forma adjustment is not reflected in the unaudited pro forma condensed combined statements of operations and comprehensive loss because these amounts are not expected to have a continuing effect on the operating results of the combined company.

E.	To remove Histogen’s and Conatus’ transaction costs through the three months ended March 31, 2020 and the year ended December 31, 2019, that are not considered recurring.

F.

To reflect the adjustments for (i) Histogen’s weighted-average common stock outstanding, (ii) the conversion of Histogen convertible preferred stock to Conatus Common Stock, and (iii) the conversion of Histogen warrants for the purchase of Conatus common stock (applicable only to the year ended December 31, 2019).

G.

To reflect the adjustments for expected pre-combination compensation expense of $1.2 million related to a conversion of a number of Conatus’ stock options into restricted stock units that vest upon the consummation of the transaction. This amount is not reflected in the unaudited pro forma condensed combined statements of operations and comprehensive loss because it will not have a continuing effect on the operating results of the combined company. Further, the adjustment reflects the exclusion of $0.5 million and $0.8 million of similarly accelerated expense that was recorded within the unaudited pro forma condensed combined statements of operations and comprehensive loss for the for the three months ended March 31, 2020 and the year ended December 31, 2019, respectively.

H.

To eliminate Conatus’ pre-merger depreciation expense and write off of related property and equipment, which will not be used in the continuing operations of the combined company and which no longer has a carrying value as of December 31, 2019, from the unaudited pro forma condensed combined statements of operations and comprehensive loss for the year ended December 31, 2019. There was no adjustment for the three months ended March 31, 2020 as the related property and equipment was no longer being depreciated during that period.

I.

To eliminate the change in fair value of Histogen’s expired warrant liabilities recorded within the unaudited pro forma condensed combined statements of operations and comprehensive loss for the year ended December 31, 2019 as these warrants expired prior to the transaction date and will not have a continuing effect on the operating results of the combined company. There was no adjustment for the three months ended March 31, 2020 as the warrants had expired prior to this period.

J.	To record the following adjustments to accumulated deficit (in thousands):

March 31, 2020
Elimination of Conatus’ accumulated deficit (A)	$206,216
Impact of expensed IPR&D acquired from Conatus (B)	(6,973)
Impact of Conatus’ estimated transaction costs (C)	(3,541)
Impact of Histogen’s estimated transaction costs (D)	(167)
Impact of pre-combination compensation expense (G)	(1,181)

Total adjustment to accumulated deficit	$194,354

K.	To record the following adjustments to additional paid-in-capital (in thousands):

March 31, 2020
Elimination of Conatus’ additional paid-in capital (A)	$(220,315)
To reflect Conatus’ remaining stock post-merger (B)	18,971
Impact of Histogen’s estimated transaction costs (D)	167
To reflect Histogen’s outstanding common stock post-merger (F)	39,085
Impact of stock-based compensation for accelerated RSU’s (G)	1,181

Total adjustment to additional paid-in capital	$(160,911)

L.

The unaudited pro forma combined basic and diluted earnings per share for the three months ended March 31, 2020 and the year ended December 31, 2019 reflects the respective weighted-average common shares outstanding of Conatus and Histogen, each as adjusted for the Reverse Stock Split, of actual outstanding shares as of the transaction date of 11.8 million. The “Pro forma adjustment” column represents the adjustment to the combined company’s weighted-average common shares outstanding resulting from the conversion at closing of the Merger of each share of outstanding Histogen convertible preferred stock into one share of Histogen common stock, and as adjusted to reflect the Exchange Ratio and one-for-ten reverse stock split consummated on May 26, 2020.